EXHIBIT 99.1

Chemung Financial Corporation Reports First Quarter 2025 Net Income of $6.0 million, or $1.26 per share

ELMIRA, N.Y., April 18, 2025 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $6.0 million, or $1.26 per share, for the first quarter of 2025, compared to $5.9 million, or $1.24 per share, for the fourth quarter of 2024, and $7.1 million, or $1.48 per share, for the first quarter of 2024.

"First quarter results demonstrate steady ongoing delivery of the Corporation's strategic plan," said Anders M. Tomson, President and CEO of Chemung Financial Corporation. "Attentive balance sheet management has allowed us to effectively reduce funding costs while growing our asset base. Loan growth in our newer Canal Bank division during the quarter underscores its strategic importance to operations," Tomson added.

"Our community banking model serves as a source of strength, consistency, and dependability for our communities, clients, and employees, regardless of the external environment. We are confident these stakeholders will continue to meaningfully drive our Corporation's success," concluded Tomson.

First Quarter Highlights:

  The Corporation announced a $0.01 dividend increase, representing a 3.2% increase compared to the prior quarter. Dividends declared during the first quarter 2025 were $0.32 per share.

  Net interest margin expanded four basis points compared to the prior quarter, from 2.92% in the fourth quarter 2024 to 2.96% in the first quarter 2025.1 Interest rate spread increased 11 basis points compared to the prior quarter, from 2.06% in the fourth quarter 2024 to 2.17% in the first quarter 2025.

  Annualized loan growth totaled 5.1% for the three months ended March 31, 2025, including annualized commercial loan growth of 10.5%.

  Loan growth in the Western New York Canal Bank division totaled 14.9% compared to prior-year end and deposit growth totaled 82.0% compared to prior year-end.

1 See the GAAP to Non-GAAP reconciliations.

1st Quarter 2025 vs 4th Quarter 2024

Net Interest Income:
Net interest income for the first quarter of 2025 totaled $19.8 million, in line with the prior quarter, driven by a decrease of $1.0 million in interest expense on deposits, and offset by decreases of $0.7 million in interest income on loans and $0.1 million in each of interest income on taxable securities and interest income on interest-earning deposits, and an increase of $0.1 million in interest expense on borrowed funds.

Interest expense on deposits decreased primarily due to a decrease of 19 basis points in the average cost of interest-bearing deposits, and despite an increase of $8.7 million in average balances of total interest-bearing deposits, compared to the prior quarter. The average cost of customer time deposits decreased 42 basis points compared to the prior quarter, mainly due to maturities of higher cost CDs associated with campaigns during 2023 and 2024, many of which were renewed at a lower cost. Average balances of customer time deposits decreased $25.9 million compared to the prior quarter. Customer time deposits comprised 21.1% of total average deposits in the first quarter of 2025 compared to 22.1% in the prior quarter. The average cost of brokered deposits decreased 19 basis points, while average balances of brokered deposits increased $38.0 million compared to the prior quarter. The cost of brokered deposits decreased largely due to the short term nature of the Corporation's brokered deposits coupled with lower market interest rates in the current quarter, while average balances of brokered deposits increased primarily to offset the decrease of $39.0 million in average balances of total customer deposits, or 1.6%, compared to the prior quarter. Additionally, average balances of interest-bearing demand deposits increased $8.9 million while the average cost of interest-bearing demand deposits decreased 12 basis points, and average balances of savings and money market deposits decreased $12.3 million while the average cost of savings and money market deposits decreased 12 basis points, compared to the prior quarter.

Interest income on loans, including fees, decreased primarily due to a decrease of 16 basis points in the average yield on commercial loans, partially offset by an increase of $43.0 million in average balances of commercial loans, compared to the prior quarter. The decrease in average yield on commercial loans was partially due to the recognition of $0.3 million in interest income on the payoff of a nonaccrual construction loan in the prior quarter, as well as decreases in interest rates on existing variable rate loans, as benchmark indexes repriced lower during the current quarter. The increase in average balances of commercial loans was largely concentrated in commercial real estate. Average balances of residential mortgage loans increased $0.8 million while the average yield on residential mortgage loans decreased one basis point, compared to the prior quarter. Origination yields of residential mortgages remained strong in the first quarter of 2025 despite the overall declining rate environment. Average balances of consumer loans decreased $12.4 million and the average yield on consumer loans decreased seven basis points, compared to the prior quarter, due to net runoff of the indirect auto portfolio, decreases in interest rates on variable rate home equity products, and home equity lines of credit originated in the first quarter of 2025 at a 4.99% introductory rate.

The decrease in interest income on taxable securities was primarily due to a decrease of $10.1 million in average balances, largely due to paydowns of mortgage-backed and SBA pooled loan securities. The decrease in interest income on interest-earning deposits was mainly due to a decrease in the interest rate paid on deposit balances at the Federal Reserve during the fourth quarter of 2024. The increase in interest expense on borrowed funds was due to an increase in average balances of total FHLBNY advances in the first quarter of 2025, compared to the prior quarter.

Fully taxable equivalent net interest margin was 2.96% for the current quarter, compared to 2.92% for the prior quarter. Average interest-earning assets increased $17.7 million, while average interest-bearing liabilities increased $25.1 million during the first quarter, compared to the prior quarter. The average yield on interest-earning assets decreased seven basis points to 4.72%, while the average cost of interest-bearing liabilities decreased 18 basis points to 2.55%, compared to the prior quarter. Total cost of funds was 1.92% for the current quarter, compared to 2.04% for the prior quarter, a decrease of 12 basis points.

Provision for Credit Losses:
Provision for credit losses was $1.1 million for the first quarter of 2025, compared to $0.6 million in the prior quarter, an increase of $0.5 million, or 83.3%. The increase was primarily due to the annual loss driver update to the Bank's CECL model, which is implemented in the first quarter of each year, as well as deterioration in FOMC forecasts for the economic variables on which the Bank's CECL model is based. Partially offsetting these increases were lower net charge-offs in the current quarter, compared to the prior quarter.

Non-Interest Income:
Non-interest income for the first quarter of 2025 was $5.9 million, compared to $6.1 million for the prior quarter, a decrease of $0.2 million, or 3.3%, driven by decreases of $0.2 million in wealth management group fee income and $0.1 million in interchange revenue from debit card transactions, partially offset by an increase of $0.1 million in other non-interest income.

Wealth management group fee income decreased compared to the prior quarter largely due to a decrease in total assets under management, due to a broad decline in financial markets during the first quarter of 2025. Interchange revenue from debit card transactions decreased primarily due to a decline in transaction volume, partially due to the seasonality of holiday spending, compared to the prior quarter. Other non-interest income increased mainly due to recognition of debit card support incentives in the first quarter of 2025.

Non-Interest Expense:
Non-interest expense for the first quarter of 2025 was $16.9 million, compared to $17.8 million for the prior quarter, a decrease of $0.9 million, or 5.1%, driven by decreases of $0.4 million in pension and other employee benefits, $0.2 million in salaries and wages, and $0.1 million in each of data processing, loan expense, and furniture and equipment expense.

Pension and other employee benefits decreased compared to the prior quarter primarily due to a decrease in employee healthcare-related expenses. The decrease in salaries and wages was largely due to higher quarterly incentive compensation expense recognized in the prior quarter. Data processing decreased mainly due to a decrease in card-related expenses, partially attributable to procurement expenses relating to the Canal Bank division in the prior quarter. The decrease in loan expenses was primarily due to a decrease in legal fees in the current quarter, compared to the prior quarter. The decrease in furniture and equipment expense was partially due to branch equipment and non-capitalized fixtures purchased in the prior quarter.

Income Tax Expense:
Income tax expense for the first quarter of 2025 was $1.7 million, compared to $1.6 million for the prior quarter, an increase of $0.1 million. The effective tax rate for the current quarter increased to 21.6% from 21.2% in the prior quarter. The increase in income tax expense was primarily due to an increase in pretax income.

1st Quarter 2025 vs 1st Quarter 2024

Net Interest Income:
Net interest income for the first quarter of 2025 totaled $19.8 million, compared to $18.1 million for the same period in the prior year, an increase of $1.7 million, or 9.4%, driven by decreases of $1.0 million in interest expense on deposits and $0.3 million in interest expense on borrowed funds, and an increase of $0.9 million in interest income on loans, partially offset by a decrease of $0.5 million in interest income on taxable securities.

Interest expense on deposits decreased primarily due to a decrease of 27 basis points in the average cost of total interest-bearing deposits, which was comprised of decreases of 21 basis points in the average cost of customer interest-bearing deposits and 82 basis points in the average cost of brokered deposits, both largely due to decreases in benchmark interest rates and the Corporation's balance sheet structure favoring shorter-term liabilities. Average balances of customer interest-bearing deposits increased $55.0 million and average balances of brokered deposits decreased $8.6 million, compared to the same period in the prior year. The increase in average balances of customer interest-bearing deposits was primarily due to an increase of $32.9 million in average balances of customer time deposits. The average cost of customer time deposits decreased 38 basis points compared to the same period in the prior year, due to the Corporation's focus on shorter-term CD campaigns during 2024, and a decrease in interest rates on campaign offerings in the current period. Customer time deposits comprised 21.1% of average total deposits for the first quarter of 2025, compared to 20.1% for the same period in the prior year. Additionally, an increase of $28.3 million in average balances of interest-bearing demand deposits positively benefited the average cost of interest-bearing deposits, as the 1.57% average cost was lower than other types of interest-bearing deposits.

The decrease in interest expense on borrowed funds was partially due to a decline in borrowing rates between the first quarter of 2024 and the first quarter of 2025, as well as a shift in the composition of borrowed funds between these periods. The average cost of total borrowings decreased 69 basis points, compared to the same period in the prior year, comprised of decreases of 91 basis points and 32 basis points in the average cost of FHLBNY overnight advances and other advances and debt, which includes FHLBNY term advances, respectively. The composition of borrowings in the first quarter of 2025 was primarily comprised of FHLBNY term advances and FHLBNY overnight advances, while the composition of borrowings in the same period in the prior year was primarily comprised of a Federal Reserve Bank Term Funding Program (BTFP) advance and FHLBNY overnight advances.

Interest income on loans, including fees, increased largely due to an increase in average total loan balances of $88.6 million compared to the same period in the prior year, which was concentrated in the commercial loan portfolio. The average yield on total loans was relatively stable compared to the same period in the prior year, declining two basis points to 5.49% in the first quarter of 2025. Average balances of commercial loans increased $122.1 million compared to the same period in the prior year, primarily due to growth in commercial real estate balances, while the average yield on commercial loans declined 15 basis points, largely due to repricing of benchmark indexes and $0.3 million in interest income recognized on the payoff of a nonaccrual commercial real estate loan in the same period of the prior year. Average balances of residential mortgage loans and consumer loans each decreased compared to the same period in the prior year, decreasing $2.1 million and $31.4 million, respectively. The decrease in average balances of residential mortgage loans was partially due to relatively low levels of housing inventory across the Bank's footprint resulting in lower origination volume, which was comparable to the prior year, as well as a continued election to sell a significant portion of conforming mortgages into the secondary market. The decrease in average balances of consumer loans was primarily due to net runoff of indirect auto loans between the first quarters of 2024 and 2025. The average yield on residential mortgage loans and consumer loans each increased in the first quarter of 2025, compared to the same period in the prior year, increasing 24 and 27 basis points, respectively, each due to strong origination yields in recent periods, and normal runoff of older and typically lower yielding originations. Interest income on interest-earning deposits increased mainly due to a $11.2 million increase in average balances of interest-earning deposits, compared to the same period in the prior year, and despite a decrease of six basis points in the average yield on interest-earning deposits, due to a decrease in the interest rate paid on deposit balances at the Federal Reserve.

The decrease in interest income on taxable securities was largely due to paydowns and maturities of available for sale securities between the first quarter of 2024 and the first quarter of 2025, totaling $55.9 million, primarily on SBA pooled loan and mortgage-backed securities, as well as a decrease in the interest rates of variable rate SBA pooled loan securities, partially offset by purchases of available for sale securities totaling $5.0 million between these periods.

Fully taxable equivalent net interest margin was 2.96% for the first quarter of 2025, compared to 2.73% for the same period in the prior year. Average interest-earning assets increased $48.6 million, while average interest-bearing liabilities increased $34.8 million, compared to the same period in the prior year. The average yield on interest-earning assets increased two basis points to 4.72%, while the average cost of interest-bearing liabilities decreased 30 basis points to 2.55%, compared to the same period in the prior year. Total cost of funds was 1.92% for the current quarter, compared to 2.13% for the same period in the prior year, a decrease of 21 basis points.

Provision for Credit Losses:
Provision for credit losses was $1.1 million for the first quarter of 2025, compared to a credit of $2.0 million for the same period in the prior year, an increase of $3.1 million, or 155.0%. The increase was largely driven by the directionality of the annual loss driver update applied to the Bank's CECL model in the first quarter of the current year, compared to the loss driver update applied in the first quarter of the prior year. The current year update resulted in higher modeled baseline loss rates, while the update in the prior year resulted in lower baseline loss rates.

Non-Interest Income:
Non-interest income for the first quarter of 2025 was $5.9 million, compared to $5.7 million for the same period in the prior year, an increase of $0.2 million, or 3.5%, driven by increases of $0.2 million in wealth management group fee income, $0.2 million in service charges on deposit accounts, and $0.1 million in other non-interest income, partially offset by a decrease of $0.1 million in the change in fair value of equity investments. Both the increase in wealth management group fee income and service charges on deposit accounts were primarily due to fee rate increases which were implemented in the second half of 2024. The increase in other non-interest income was largely due to an increase in interest rate swap fee income in the first quarter of 2025, compared to the same period in the prior year. The decrease in the change in fair value of equity investments was primarily due to a decrease in the market value of assets held for the Corporation's deferred compensation plan, largely due to declines in financial markets during the current quarter.

Non-Interest Expense:
Non-interest expense for the first quarter of 2025 was $16.9 million, compared to $16.7 million for the same period in the prior year, an increase of $0.2 million, or 1.2%, driven by increases of $0.2 million in salaries and wages and $0.2 million in other non-interest expense, partially offset by decreases of $0.2 million in pension and other employee benefits and $0.1 million in FDIC insurance.

Salaries and wages increased largely due to an increase in base salaries, including merit-based increases and additional staffing for the Corporation's newly opened Western New York regional banking center. The increase in other non-interest expense was primarily due to net recoveries of multiple large altered check charge-offs during the same period in the prior year as well as higher operational losses on the sale of repossessed vehicles during the first quarter of 2025, compared to the same period in the prior year. The decrease in pension and other employee benefits expense was largely due to lower employee healthcare-related expenses compared to the same period in the prior year. The decrease in FDIC insurance was primarily due to a decrease in the Bank's assessment rate, due to an improvement in evaluated metrics.

Income Tax Expense:
Income tax expense for the first quarter of 2025 was $1.7 million, compared to $2.0 million for the first quarter of 2024, a decrease of $0.3 million. The effective tax rate for the current quarter decreased to 21.6%, compared to 22.4% for the same period in the prior year. The decrease in income tax expense was primarily due to a decrease in pretax income.

Asset Quality
Non-performing loans totaled $9.9 million as of March 31, 2025, or 0.47% of total loans, compared to $9.0 million, or 0.43% of total loans as of December 31, 2024. The increase in non-performing loans was largely due to increases in non-performing consumer loans and residential mortgage loans of $0.7 million and $0.3 million, respectively. The increase in non-performing consumer loans was mainly driven by one well-secured home equity loan being placed into nonaccrual status during the quarter. Similarly, the increase in non-performing residential mortgage loans was driven by one loan being placed into nonaccrual status during the quarter. Non-performing commercial loans decreased $0.1 million, primarily due to the payoff of a $0.3 million previously nonaccrual commercial real estate loan, offset by the addition of $0.2 million in nonaccrual commercial and industrial loans. Non-performing assets, which are comprised of non-performing loans, other real estate owned, and repossessed vehicles, were $10.3 million, or 0.37% of total assets as of March 31, 2025, compared to $9.6 million, or 0.35% of total assets as of December 31, 2024. The increase in non-performing assets was largely due to an increase in non-performing loans. Other real estate owned was $0.2 million and repossessed vehicles was $0.2 million as of March 31, 2025.

Total loan delinquencies as of March 31, 2025 increased compared to December 31, 2024, primarily driven by an increase in commercial loan delinquencies. Annualized net charge-offs to total average loans for the first quarter of 2025 were 0.05%, compared to 0.12% for the fourth quarter of 2024, a decrease of seven basis points. Net charge-off experience in the first quarter of 2025 was concentrated almost entirely in indirect auto loans. Total annualized consumer net charge-offs were 0.40% of average consumer loan balances for the first quarter of 2025, compared to 0.45% of average consumer loan balances for the fourth quarter of 2024. Commercial loans and residential mortgage loans each had net recovery ratios in the first quarter of 2025, compared to an annualized net charge off ratio of 0.07% of average commercial loan balances and a net recovery ratio of average residential mortgage loan balances in the fourth quarter of 2024.

The allowance for credit losses on loans was $22.5 million as of March 31, 2025 compared to $21.4 million as of December 31, 2024. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.5 million as of March 31, 2025 and $0.8 million as of December 31, 2024. The increase in the allowance for credit losses on loans was largely due to the annual review and update to loss drivers used in the Bank's CECL model, which is implemented each year in the first quarter. The update resulted in higher baseline loss rates for most of the Bank's loan portfolio segments, and was partially due to the introduction of new periods of data into the analysis. Additionally, the economic variables used as loss drivers for commercial and industrial loans was adjusted as part of the annual update. FOMC forecasts for both national unemployment and U.S. GDP growth deteriorated as of March 31, 2025 compared to December 31, 2024, as the FOMC incorporated elevated levels of economic uncertainty into their forecasts. Provision for credit losses as a percentage of period-end loan balances was 0.05% for the first quarter of 2025, compared to 0.03% for the fourth quarter of 2024. The allowance for credit losses on loans to total loans was 1.07% as of March 31, 2025 and 1.03% as of December 31, 2024 while the allowance for credit losses on loans was 227.93% of non-performing loans as of March 31, 2025 and 238.87% as of December 31, 2024.

Balance Sheet Activity
Total assets were $2.797 billion as of March 31, 2025, compared to $2.776 billion as of December 31, 2024, an increase of $20.6 million, or 0.7%. This increase was driven by increases of $26.2 million in loans, net of deferred origination fees and costs and $6.4 million in cash and cash equivalents, partially offset by decreases of $4.2 million in total investment securities and $6.7 million in accrued interest receivable and other assets.

Loans, net of deferred origination fees and costs increased mainly due to growth in commercial loan balances, which was concentrated in commercial real estate. Total commercial loan balances increased $39.5 million, or 2.6%, compared to the prior year-end. Commercial real estate balances grew $43.3 million while commercial and industrial balances contracted $3.8 million, both compared to the prior year-end. Over half of total growth in commercial loan balances was attributable to the Bank's new Canal Bank division in Western New York. Residential mortgages increased $0.5 million, or 0.2%, compared to the prior year-end, as the Corporation continued to elect to sell a portion of originations into the secondary market and low levels of housing inventory persisted across the Bank's footprint. Consumer loans decreased $13.7 million, or 4.9%, compared to the prior-year end, largely due to lower levels of indirect auto loan origination activity, and a relatively fast turnover rate in the portfolio.

The increase in cash and cash equivalents was primarily due to an increase of $36.5 million in total deposits compared to the prior year-end and $13.6 million in net paydowns and maturities of available for sale securities in the current period. Partially offsetting this increase were a decrease of $24.2 million in total advances and other debt and an increase of $26.2 million in loans, net of deferred origination fees and costs.

Total investment securities decreased primarily due to a decrease of $3.1 million in securities available for sale, compared to the prior year-end. Net paydowns and maturities of securities available for sale for the current year totaled $13.6 million, mainly due to paydowns on mortgage-backed securities and SBA pooled loan securities. The market value of securities available for sale increased $11.0 million, due to favorable changes in market interest rates during the current year. Also contributing to the decrease in total investment securities was a decrease of $1.1 million in FHLB and FRB stock, at cost, mainly due to a decrease in total borrowing through the FHLBNY as of March 31, 2025, compared to the prior year-end. The decrease in accrued interest receivable and other assets was largely due to decreases in interest rate swap assets and deferred tax assets.

Total liabilities were $2.568 billion as of March 31, 2025, compared to $2.561 billion as of December 31, 2024, an increase of $7.6 million, or 0.3%. This increase was driven by an increase of $36.5 million in total deposits, partially offset by decreases of $24.2 million in advances and other debt and $4.6 million in accrued interest payable and other liabilities.

Total deposits increased $36.5 million, or 1.5%, compared to the prior year-end, largely due to increases of $33.3 million in interest-bearing demand deposits and $30.4 million in money market deposits. Increases in these deposit types were partially attributable to seasonal inflows of municipal deposits. Total time deposits decreased $25.0 million, consisting of decreases of $13.6 million in customer time deposits and $11.4 million in brokered deposits. The Bank's CD campaign in the current year primarily consisted of a continuation of six and 15 month offerings, as well as the introduction of a 36 month offering. Additionally, savings deposits increased $4.0 million and non interest-bearing demand deposits decreased $6.1 million. Non interest-bearing deposits comprised 25.5% and 26.1% of total deposits as of March 31, 2025 and December 31, 2024, respectively.

Advances and other debt decreased mainly due to an increase in total deposits. Advances and other debt as of March 31, 2025 largely consisted of staggered three-month term advances from the FHLBNY, whereas the composition of advances and other debt as of the prior year-end consisted primarily of FHLBNY overnight advances. The decrease in accrued interest payable and other liabilities was mainly due to a decrease in interest rate swap liabilities.

Total shareholders’ equity was $228.3 million as of March 31, 2025, compared to $215.3 million as of December 31, 2024, an increase of $13.0 million, or 6.0%, driven by a decrease of $8.1 million in accumulated other comprehensive loss and an increase of $4.5 million in retained earnings. The decrease in accumulated other comprehensive loss was largely due to an increase in the fair value of securities available for sale, due to favorable changes in market interest rates. The increase in retained earnings was mainly due to net income of $6.0 million, offset by dividends declared of $1.5 million during the three months ended March 31, 2025.

The total equity to total assets ratio was 8.16% as of March 31, 2025, compared to 7.76% as of December 31, 2024, and the tangible equity to tangible assets ratio was 7.44% as of March 31, 2025, compared to 7.02% as of December 31, 2024.1 Book value per share and tangible book value per share increased to $47.49 and $42.95, respectively as of March 31, 2025 from $45.13 and $40.55, respectively as of December 31, 2024.1 As of March 31, 2025, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations

Liquidity
The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various operational and strategic needs. These include short-term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY overnight and term advances, and FRB advances. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth. As of March 31, 2025, the Corporation's cash and cash equivalents balance was $53.4 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of US Government treasury securities, SBA loan pools, mortgage-backed securities, and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of March 31, 2025, the Corporation's investment in securities available for sale was $528.3 million, $341.2 million of which was not pledged as collateral. Additionally, as of March 31, 2025, the Bank's total advance line capacity at the Federal Home Loan Bank of New York was $222.3 million, $85.0 million of which was utilized and $137.3 million of which was available as additional borrowing capacity.

As of March 31, 2025, uninsured deposits totaled $690.3 million, or 28.4% of total deposits, including $167.6 million of municipal deposits collateralized by pledged assets, when required. As of December 31, 2024, uninsured deposits totaled $652.3 million, or 27.2% of total deposits, including $145.6 million of municipal deposits collateralized by pledged assets. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation considers brokered deposits to be an element of its deposit strategy, and anticipates it may continue utilizing brokered deposits as a secondary source of funding in support of growth. As of March 31, 2025, all brokered deposits carried terms of three months, with staggered maturities, totaling $80.8 million. Excluding brokered deposits, total deposits increased $47.9 million compared to December 31, 2024.

Other Items
The market value of total assets under management or administration in our Wealth Management Group was $2.203 billion as of March 31, 2025, including $305.5 million of assets under management or administration for the Corporation, compared to $2.212 billion as of December 31, 2024, including $301.9 million of assets under management or administration for the Corporation, a decrease of $9.5 million, or 0.4%. Excluding assets under management or administration for the Corporation, total market value of Wealth Management Group assets decreased $13.1 million, or 0.7%, largely due to declines in financial markets during the first quarter of 2025.

As previously announced on January 8, 2021, the Corporation's Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of March 31, 2025, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the first quarter of 2025. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of March 31, 2025.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.8 billion financial services holding company headquartered in Elmira, New York and operates 30 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services, and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot guarantee that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, tariffs, cybersecurity risks, changes in FDIC assessments, bank failures, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2024 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2025	2024	2024	2024	2024
ASSETS
Cash and due from financial institutions	$32,087	$26,224	$36,247	$23,184	$22,984
Interest-earning deposits in other financial institutions	21,348	20,811	44,193	47,033	71,878
Total cash and cash equivalents	53,435	47,035	80,440	70,217	94,862

Equity investments	3,249	3,235	3,244	3,090	3,093

Securities available for sale	528,327	531,442	554,575	550,927	566,028
Securities held to maturity	808	808	657	657	785
FHLB and FRB stock, at cost	8,040	9,117	4,189	5,506	4,071
Total investment securities	537,175	541,367	559,421	557,090	570,884

Commercial	1,555,988	1,516,525	1,464,205	1,445,258	1,425,437
Residential mortgage	275,448	274,979	274,099	271,620	277,246
Consumer	266,200	279,915	290,650	294,594	300,927
Loans, net of deferred loan fees	2,097,636	2,071,419	2,028,954	2,011,472	2,003,610
Allowance for credit losses	(22,522)	(21,388)	(21,441)	(21,031)	(20,471)
Loans, net	2,075,114	2,050,031	2,007,513	1,990,441	1,983,139

Loans held for sale	284	—	—	381	96
Premises and equipment, net	16,222	16,375	14,915	14,731	14,183
Operating lease right-of-use assets	5,332	5,446	5,637	5,827	6,018
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	84,090	90,834	81,221	92,212	90,791
Total assets	$2,796,725	$2,776,147	$2,774,215	$2,755,813	$2,784,890

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$619,645	$625,762	$616,126	$619,192	$656,330
Interest-bearing demand deposits	339,790	306,536	349,383	328,370	315,154
Money market deposits	625,505	595,123	630,870	613,131	631,350
Savings deposits	249,541	245,550	242,911	248,528	248,578
Time deposits	598,915	623,912	611,831	606,700	629,360
Total deposits	2,433,396	2,396,883	2,451,121	2,415,921	2,480,772

Advances and other debt	88,701	112,889	53,757	83,835	52,979
Operating lease liabilities	5,516	5,629	5,820	6,009	6,197
Accrued interest payable and other liabilities	40,806	45,437	42,863	48,826	47,814
Total liabilities	2,568,419	2,560,838	2,553,561	2,554,591	2,587,762

Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	48,157	48,783	48,457	48,102	47,794
Retained earnings	252,195	247,705	243,266	239,021	235,506
Treasury stock, at cost	(15,180)	(16,167)	(15,987)	(16,043)	(16,147)
Accumulated other comprehensive loss	(56,919)	(65,065)	(55,135)	(69,911)	(70,078)
Total shareholders' equity	228,306	215,309	220,654	201,222	197,128
Total liabilities and shareholders' equity	$2,796,725	$2,776,147	$2,774,215	$2,755,813	$2,784,890

Period-end shares outstanding	4,807	4,771	4,774	4,772	4,768

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31,		Percent Change
(in thousands, except per share data)	2025	2024
Interest and dividend income:
Loans, including fees	$28,099	$27,198	3.3
Taxable securities	3,023	3,557	(15.0)
Tax exempt securities	251	258	(2.7)
Interest-earning deposits	325	206	57.8
Total interest and dividend income	31,698	31,219	1.5

Interest expense:
Deposits	11,156	12,145	(8.1)
Borrowed funds	725	985	(26.4)
Total interest expense	11,881	13,130	(9.5)

Net interest income	19,817	18,089	9.6
Provision (credit) for credit losses	1,092	(2,040)	153.5
Net interest income after provision for credit losses	18,725	20,129	(7.0)

Non-interest income:
Wealth management group fee income	2,867	2,703	6.1
Service charges on deposit accounts	1,120	949	18.0
Interchange revenue from debit card transactions	1,037	1,063	(2.4)
Change in fair value of equity investments	(47)	101	N/M
Net gains on sales of loans held for sale	40	32	25.0
Net gains (losses) on sales of other real estate owned	(11)	—	N/M
Income from bank owned life insurance	8	9	(11.1)
Other	875	800	9.4
Total non-interest income	5,889	5,657	4.1

Non-interest expense:
Salaries and wages	7,209	7,016	2.8
Pension and other employee benefits	1,922	2,082	(7.7)
Other components of net periodic pension and postretirement benefits	(113)	(232)	51.3
Net occupancy	1,533	1,493	2.7
Furniture and equipment	373	398	(6.3)
Data processing	2,534	2,573	(1.5)
Professional services	638	559	14.1
Marketing and advertising	339	345	(1.7)
Other real estate owned expense	11	49	N/M
FDIC insurance	439	577	(23.9)
Loan expense	278	255	9.0
Other	1,764	1,583	11.4
Total non-interest expense	16,927	16,698	1.4

Income before income tax expense	7,687	9,088	(15.4)
Income tax expense	1,664	2,038	(18.4)
Net income	$6,023	$7,050	(14.6)

Basic and diluted earnings per share	$1.26	$1.48
Cash dividends declared per share	$0.32	$0.31
Average basic and diluted shares outstanding	4,791	4,764

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended
Consolidated Financial Highlights (Unaudited)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share data)	2025	2024	2024	2024	2024
RESULTS OF OPERATIONS
Interest income	$31,698	$32,597	$32,362	$31,386	$31,219
Interest expense	11,881	12,776	13,974	13,625	13,130
Net interest income	19,817	19,821	18,388	17,761	18,089
Provision (credit) for credit losses	1,092	551	564	879	(2,040)
Net interest income after provision for credit losses	18,725	19,270	17,824	16,882	20,129
Non-interest income	5,889	6,056	5,919	5,598	5,657
Non-interest expense	16,927	17,823	16,510	16,219	16,698
Income before income tax expense	7,687	7,503	7,233	6,261	9,088
Income tax expense	1,664	1,589	1,513	1,274	2,038
Net income	$6,023	$5,914	$5,720	$4,987	$7,050

Basic and diluted earnings per share	$1.26	$1.24	$1.19	$1.05	$1.48
Average basic and diluted shares outstanding	4,791	4,774	4,773	4,770	4,764
PERFORMANCE RATIOS
Return on average assets	0.88%	0.85%	0.83%	0.73%	1.04%
Return on average equity	10.96%	10.73%	10.81%	10.27%	14.48%
Return on average tangible equity (a)	12.15%	11.92%	12.07%	11.56%	16.29%
Efficiency ratio (unadjusted) (e)	65.85%	68.88%	67.92%	69.43%	70.32%
Efficiency ratio (adjusted) (a)	65.64%	68.64%	67.69%	69.19%	70.07%
Non-interest expense to average assets	2.47%	2.57%	2.39%	2.38%	2.47%
Loans to deposits	86.20%	86.42%	82.78%	83.26%	80.77%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.49%	5.61%	5.65%	5.52%	5.51%
Yield on investments	2.26%	2.29%	2.21%	2.27%	2.35%
Yield on interest-earning assets	4.72%	4.79%	4.78%	4.69%	4.70%
Cost of interest-bearing deposits	2.48%	2.67%	2.88%	2.86%	2.75%
Cost of borrowings	4.54%	4.74%	5.08%	5.04%	5.15%
Cost of interest-bearing liabilities	2.55%	2.73%	2.97%	2.94%	2.85%
Cost of funds	1.92%	2.04%	2.24%	2.20%	2.13%
Interest rate spread	2.17%	2.06%	1.81%	1.75%	1.85%
Net interest margin, fully taxable equivalent	2.96%	2.92%	2.72%	2.66%	2.73%
CAPITAL
Total equity to total assets at end of period	8.16%	7.76%	7.95%	7.30%	7.08%
Tangible equity to tangible assets at end of period (a)	7.44%	7.02%	7.22%	6.56%	6.34%
Book value per share	$47.49	$45.13	$46.22	$42.17	$41.34
Tangible book value per share (a)	42.95	40.55	41.65	37.59	36.77
Period-end market value per share	47.57	48.81	48.02	48.00	42.48
Dividends declared per share	0.32	0.31	0.31	0.31	0.31
AVERAGE BALANCES
Loans and loans held for sale (b)	$2,077,739	$2,046,270	$2,020,280	$2,009,823	$1,989,185
Interest-earning assets	2,729,661	2,711,995	2,699,968	2,699,402	2,681,059
Total assets	2,784,414	2,761,875	2,751,392	2,740,967	2,724,391
Deposits	2,445,597	2,446,662	2,410,735	2,419,169	2,402,215
Total equity	222,802	219,254	210,421	195,375	195,860
Tangible equity (a)	200,978	197,430	188,597	173,551	174,036
ASSET QUALITY
Net charge-offs	$262	$594	$78	$306	$182
Non-performing loans (c)	9,881	8,954	10,545	8,195	7,835
Non-performing assets (d)	10,282	9,606	11,134	8,872	8,394
Allowance for credit losses	22,522	21,388	21,441	21,031	20,471
Annualized net charge-offs to average loans	0.05%	0.12%	0.02%	0.06%	0.04%
Non-performing loans to total loans	0.47%	0.43%	0.52%	0.41%	0.39%
Non-performing assets to total assets	0.37%	0.35%	0.40%	0.32%	0.30%
Allowance for credit losses to total loans	1.07%	1.03%	1.06%	1.05%	1.02%
Allowance for credit losses to non-performing loans	227.93%	238.87%	203.33%	256.63%	261.28%
(a) See the GAAP to Non-GAAP reconciliations.
(b) Loans and loans held for sale do not reflect the allowance for credit losses.
(c) Non-performing loans include non-accrual loans only.
(d) Non-performing assets include non-performing loans plus other real estate owned and repossessed vehicles.
(e) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024			Three Months Ended March 31, 2025 vs. 2024
(in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,529,028	$21,696	5.75%	$1,406,950	$20,642	5.90%	$1,054	$1,620	$(566)
Residential mortgage loans	275,524	2,701	3.98%	277,661	2,597	3.74%	104	(24)	128
Consumer loans	273,187	3,751	5.57%	304,574	4,016	5.30%	(265)	(449)	184
Taxable securities	584,614	3,026	2.10%	633,294	3,560	2.26%	(534)	(278)	(256)
Tax-exempt securities	37,758	279	3.00%	40,266	282	2.82%	(3)	(19)	16
Interest-earning deposits	29,550	325	4.46%	18,314	206	4.52%	119	122	(3)
Total interest-earning assets	2,729,661	31,778	4.72%	2,681,059	31,303	4.70%	475	972	(497)

Non interest-earning assets:
Cash and due from banks	26,055			25,255
Other assets	50,256			40,665
Allowance for credit losses	(21,558)			(22,588)
Total assets	$2,784,414			$2,724,391

Interest-bearing liabilities:
Interest-bearing checking	$336,162	$1,303	1.57%	$307,895	$1,335	1.74%	$(32)	$109	$(141)
Savings and money market	858,937	3,866	1.83%	865,113	4,266	1.98%	(400)	(34)	(366)
Time deposits	514,884	4,704	3.71%	481,965	4,904	4.09%	(200)	298	(498)
Brokered deposits	112,840	1,283	4.61%	121,405	1,640	5.43%	(357)	(114)	(243)
FHLBNY overnight advances	20,781	236	4.61%	34,875	487	5.52%	(251)	(178)	(73)
FRB advances and other debt	43,950	489	4.51%	41,465	498	4.83%	(9)	27	(36)
Total interest-bearing liabilities	1,887,554	11,881	2.55%	1,852,718	13,130	2.85%	(1,249)	108	(1,357)

Non interest-bearing liabilities:
Demand deposits	622,774			625,837
Other liabilities	51,284			49,976
Total liabilities	2,561,612			2,528,531
Shareholders' equity	222,802			195,860
Total liabilities and shareholders' equity	$2,784,414			$2,724,391

Fully taxable equivalent net interest income		19,897			18,173		$1,724	$864	$860
Net interest rate spread (1)			2.17%			1.85%
Net interest margin, fully taxable equivalent (2)			2.96%			2.73%
Taxable equivalent adjustment		(80)			(84)
Net interest income		$19,817			$18,089

(1)  Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non- GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax- exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2025	Dec. 31, 2024	Sept. 30, 2024	June 30, 2024	March 31, 2024
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$19,817	$19,821	$18,388	$17,761	$18,089
Fully taxable equivalent adjustment	80	88	83	81	84
Fully taxable equivalent net interest income (non-GAAP)	$19,897	$19,909	$18,471	$17,842	$18,173

Average interest-earning assets (GAAP)	$2,729,661	$2,711,995	$2,699,968	$2,699,402	$2,681,059

Net interest margin - fully taxable equivalent (non-GAAP)	2.96%	2.92%	2.72%	2.66%	2.73%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2025	Dec. 31, 2024	Sept. 30, 2024	June 30, 2024	March 31, 2024
EFFICIENCY RATIO
Net interest income (GAAP)	$19,817	$19,821	$18,388	$17,761	$18,089
Fully taxable equivalent adjustment	80	88	83	81	84
Fully taxable equivalent net interest income (non-GAAP)	$19,897	$19,909	$18,471	$17,842	$18,173

Non-interest income (GAAP)	$5,889	$6,056	$5,919	$5,598	$5,657

Non-interest expense (GAAP)	$16,927	$17,823	$16,510	$16,219	$16,698

Efficiency ratio (unadjusted)	65.85%	68.88%	67.92%	69.43%	70.32%
Efficiency ratio (adjusted)	65.64%	68.64%	67.69%	69.19%	70.07%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
(in thousands, except per share and ratio data)	March 31, 2025	Dec. 31, 2024	Sept. 30, 2024	June 30, 2024	March 31, 2024
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$228,306	$215,309	$220,654	$201,222	$197,128
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$206,482	$193,485	$198,830	$179,398	$175,304

Total assets (GAAP)	$2,796,725	$2,776,147	$2,774,215	$2,755,813	$2,784,890
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,774,901	$2,754,323	$2,752,391	$2,733,989	$2,763,066

Total equity to total assets at end of period (GAAP)	8.16%	7.76%	7.95%	7.30%	7.08%
Book value per share (GAAP)	$47.49	$45.13	$46.22	$42.17	$41.34

Tangible equity to tangible assets at end of period (non-GAAP)	7.44%	7.02%	7.22%	6.56%	6.34%
Tangible book value per share (non-GAAP)	$42.95	$40.55	$41.65	$37.59	$36.77

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2025	Dec. 31, 2024	Sept. 30, 2024	June 30, 2024	March 31, 2024
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$222,802	$219,254	$210,421	$195,375	$195,860
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$200,978	$197,430	$188,597	$173,551	$174,036

Return on average equity (GAAP)	10.96%	10.73%	10.81%	10.27%	14.48%
Return on average tangible equity (non-GAAP)	12.15%	11.92%	12.07%	11.56%	16.29%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended
(in thousands, except per share and ratio data)	March 31, 2025	Dec. 31, 2024	Sept. 30, 2024	June 30, 2024	March 31, 2024
NON-GAAP NET INCOME
Reported net income (GAAP)	$6,023	$5,914	$5,720	$4,987	$7,050
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—
Net income (non-GAAP)	$6,023	$5,914	$5,720	$4,987	$7,050

Average basic and diluted shares outstanding	4,791	4,774	4,773	4,770	4,764

Reported basic and diluted earnings per share (GAAP)	$1.26	$1.24	$1.19	$1.05	$1.48
Reported return on average assets (GAAP)	0.88%	0.85%	0.83%	0.73%	1.04%
Reported return on average equity (GAAP)	10.96%	10.73%	10.81%	10.27%	14.48%

Basic and diluted earnings per share (non-GAAP)	$1.26	$1.24	$1.19	$1.05	$1.48
Return on average assets (non-GAAP)	0.88%	0.85%	0.83%	0.73%	1.04%
Return on average equity (non-GAAP)	10.96%	10.73%	10.81%	10.27%	14.48%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714